Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE

STREAM GLOBAL SERVICES, INC. COMMENCES CONSENT SOLICITATION

Boston, MA, December 7, 2011 – Stream Global Services, Inc. (NYSE AMEX: SGS) (“Stream” or the “Company”) today announced that it commenced a consent solicitation (the “Solicitation”) with respect to proposed amendments (“Proposed Amendments”) to the indenture (the “Indenture”) governing the Company’s outstanding $200 million in aggregate principal amount of 11.25% Senior Secured Notes Due 2014 (the “Notes”).

The Proposed Amendments would include as permitted Restricted Payments, direct or indirect repurchases by Stream of its capital stock from the holders thereof (other than from Stream’s controlling stockholders) in an amount not exceeding $25.0 million. Stream is seeking consents (the “Consents”) of the Holders (as defined below) for the Proposed Amendments to, among other things, ensure that the consummation of a proposed merger transaction involving Stream’s parent company (previously announced by certain of Stream’s stockholders) would be permitted under Stream’s Indenture.

The record time and date to determine holders of the Notes entitled to consent (the “Holders”) is 5:00 p.m., New York City time on Tuesday, December 6, 2011. The Solicitation will expire at 5:00 p.m., New York City time, on Friday, December 16, 2011, unless extended (the “Expiration Time”). As part of the Solicitation, subject to the satisfaction of the terms of the Solicitation, Stream will make a cash payment (the “Consent Payment”) equal to $7.50 per $1,000 in aggregate principal amount of Notes, in respect of which a Consent has been delivered in accordance with the procedures described in the Consent Solicitation Statement (the “Statement”) (and not revoked) at or prior to the Expiration Time. Consents may be revoked at any time prior to the date that the Proposed Amendments become effective. Stream’s obligation to make the Consent Payment is contingent upon, among other things, receipt of Consents from the holders of a majority in aggregate principal amount of the Notes at or prior to the Expiration Time, execution of a supplemental indenture and the other conditions described in the Statement. The Consent Payment will become payable upon execution of the supplemental indenture containing the Proposed Amendments, and will be paid promptly following the later of the Expiration Time and the satisfaction or, where applicable, waiver of such conditions.

Holders may obtain a copy of the Statement and related material from the information agent, D.F. King & Co., Inc., at (800) 758-5880 or (212) 269-5550 for banks and brokers.

Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC are the solicitation agents for the Solicitation. Questions regarding the Solicitation may be directed to Morgan Stanley & Co. LLC at (800) 624-1808 or (212) 761-1057 and Wells Fargo Securities, LLC at (866) 309-6316 or (704) 715-8341.

This press release is for informational purposes only, and the Solicitation is being made only pursuant to the terms of the Statement that is being distributed to the Holders. The Solicitation is not being made to, and Consents are not being solicited from, Holders in any jurisdiction in which it is unlawful to make such Solicitation or grant such Consent. None of Stream, the solicitation agents or the information agent makes any recommendation as to whether or not Holders should deliver any Consents. Each Holder must make its own decision as to whether or not to deliver a Consent.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which, or to any person to whom, such an offer, solicitation or sale is unlawful. Any offers of the Notes will be made only by means of a private offering memorandum.

About Stream Global Services:

Stream Global Services is a leading global business process outsource (BPO) service provider specializing in customer relationship management services including sales, customer care and technical support for Fortune 1000 companies. Stream is a trusted partner to some of the world’s leading technology, computing, telecommunications, retail, entertainment/media, and financial services companies. Stream’s service programs are delivered through a set of standardized best practices and sophisticated technologies by a highly skilled multilingual workforce of over 30,000 employees capable of supporting over 35 languages across approximately 50 locations in 23 countries. Stream strives to expand its global presence and service offerings to increase revenue, improve operational efficiencies and drive brand loyalty for its clients. To learn more about the company and its complete service offering, please visit www.stream.com.

Safe Harbor

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including forward-looking statements regarding the Company’s business expectations and objectives. These statements are neither promises nor guarantees, but involve risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including, without limitation, risks relating to the Company’s ability to maintain and win additional client business, continue to maintain its operating performance and margin expansion, continue to have sufficient capital to grow and maintain its business, retain the Company’s management team and effectively operate a global franchise across multiple jurisdictions plus other risks detailed in the Company’s filings with the U.S. Securities and Exchange Commission, including those discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

Stream does not intend, and disclaims any obligation, to update any forward-looking information contained in this release, even if its estimates change.

Press Contact:

Heidi Ulin

Executive Assistant

Heidi.Ulin@stream.com

952-698-1057